UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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JMP Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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600 Montgomery Street, Suite 1100

San Francisco, CA 94111

May 4, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of JMP Group Inc. which will be held on Monday, June 8, 2009, at 11:00 a.m. Pacific time. The meeting will take place at our corporate headquarters at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111. At the meeting, we will:

1.	Elect nine directors to serve until our subsequent Annual Meeting.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2009.

3.	Conduct any other business that properly comes before the meeting and any postponements or adjournments of the meeting.

All holders of record of common stock of JMP Group Inc. as of April 21, 2009 will be entitled to vote at our 2009 Annual Meeting of Stockholders.

Your vote is very important to us and your shares should be represented and voted, whether or not you plan to personally attend the Annual Meeting. To ensure that your vote is counted at the meeting, please mark, sign, date and return the enclosed proxy card in the envelope provided or vote via the Internet as promptly as possible. Stockholders attending the meeting may vote in person even if they have previously returned proxy cards or voted via the Internet.

Sincerely,

Joseph A. Jolson

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

PLEASE PROMPTLY SUBMIT YOUR PROXY BY INTERNET OR MAIL.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 8, 2009: The Proxy Statement, the Form of Proxy Card, and the 2008 Annual Report to Stockholders are available at http://investor.jmpg.com/annual-proxy.cfm.

JMP Group Inc.

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Time & Date:	11:00 a.m. Pacific time June 8, 2009

Location:	600 Montgomery Street, Suite 1100 San Francisco, CA 94111

Items of Business:	1.	Elect nine directors to serve until our subsequent Annual Meeting.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2009.

3.	Conduct any other business that properly comes before the meeting and any postponements or adjournments of the meeting.

Who Can Vote:	Stockholders at the close of business on April 21, 2009.

How You Can Vote:	You may vote by ballot in person at the Annual Meeting. You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. You may vote via the Internet by visiting www.proxyvote.com and following the instructions for voting.

Who May Attend:	Only persons with evidence of stock ownership or who are guests of the Company may attend the Annual Meeting. Photo identification will be required (a drivers license or passport is preferred). If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement confirming that you were the beneficial owner of those shares on April 21, 2009. If you do not have proof that you own shares, you will not be admitted to the Annual Meeting.

Inspection of List of Stockholders of Record:	A list of the stockholders of record as of April 21, 2009 will be available for inspection during ordinary business hours at the office of our Chief Legal Officer and Secretary, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, from May 28, 2009 to June 7, 2009, as well as at the Annual Meeting.

Additional Information:	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying Proxy Statement.

By Order of the Board of Directors,

Janet L. Tarkoff

Chief Legal Officer and Secretary

May 4, 2009

JMP Group Inc.

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2009

INTRODUCTION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of JMP Group Inc., a Delaware corporation (which we refer to as “JMP,” the “Company,” “we,” “our” or “us” and includes, as applicable, our predecessor limited liability company), to be used at our 2009 Annual Meeting of Stockholders on Monday, June 8, 2009, at 11:00 a.m. Pacific time, and at any adjournments or postponements of the Annual Meeting.

The approximate date on which a copy of our 2009 Annual Report, this Proxy Statement and the accompanying proxy card are first being mailed to stockholders is May 4, 2009.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	Elect nine directors to serve until our subsequent Annual Meeting.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2009.

3.	Conduct any other business that properly comes before the meeting and any postponements or adjournments of the meeting.

Who is entitled to vote at the Annual Meeting?

The close of business on April 21, 2009 has been fixed as the record date for determining the holders of shares of our common stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting, and a majority of shares will constitute a quorum at the Annual Meeting. We do not have cumulative voting, and there are no appraisal or dissenters’ rights associated with any of the matters we have scheduled for a vote at the Annual Meeting. Withheld votes, abstentions and “broker non-votes” are treated as present for quorum purposes.

At the close of business on the record date, there were 22,069,741 shares of our common stock outstanding held by 152 stockholders of record. Those shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. If you are a “street name” stockholder, in order to vote at the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares of record, because the broker or nominee is the legal, registered owner of the shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person at the meeting. Alternatively, you may vote by using any of the following methods:

•

By the Internet—You may vote by proxy via the Internet by visiting www.proxyvote.com and following the instructions on the Webpage. You may use the Internet to vote at any time until 11:59 P.M. Eastern Time, on June 7, 2009.

•

By Mail—You may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. If you are a stockholder of record, and the postage-paid envelope is missing, please mail your completed proxy card to JMP Group Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote:

•	FOR Proposal 1—the election of each of the nine director nominees.

•	FOR Proposal 2—the ratification of the appointment of PricewaterhouseCoopers LLP as JMP Group Inc.’s independent registered public accounting firm for fiscal year 2009.

What if I do not specify how my shares are to be voted?

If a properly executed proxy is provided, but no instruction is given with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of all of the nominees named in this proxy statement and “FOR” Proposal 2, as applicable.

At present we do not expect any other matter to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

How can I attend the Annual Meeting in person?

All stockholders must bring an acceptable form of identification, such as a driver’s license or a passport, in order to attend our Annual Meeting in person.

If your shares are held beneficially in “street name” and you plan to attend the Annual Meeting, you will need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of April 21, 2009 to be admitted to the Annual Meeting.

Please note: No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, the American Stock Transfer & Trust Co., you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, this proxy statement and our 2008 Annual Report have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Annual Meeting, this proxy statement and our 2008 Annual Report have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Can I change my vote after I submit my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning another proxy card with a later date; or

•	giving written notice of revocation to our Secretary prior to or at the Annual Meeting; or

•	attending and voting at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking your properly executed proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Secretary at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111 and must be received before voting is closed at the Annual Meeting.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (NYSE), brokers (other than our broker-dealer subsidiary, JMP Securities LLC) that have not received voting instructions from their customers 10 days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of our independent registered public accounting firm because these are “discretionary” matters under NYSE rules. Because JMP Securities LLC is affiliated with JMP Group Inc., NYSE policy specifies that, if JMP Securities LLC does not receive voting instructions regarding shares held by it in “street name” for its customers, it may vote these shares on these discretionary proposals only in the same proportion as all other shares of record are voted with respect to each such proposal.

How many votes are required to approve the proposals?

The required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the nine director nominees receiving the greatest number of “FOR” votes will be elected to the Board of Directors. You may vote “FOR” or “WITHHOLD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•

Proposal 2—the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting is required for the ratification of the appointment of our independent registered public accounting firm for fiscal year 2009. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the ratification of the appointment of our independent registered public accounting firm. Abstentions and broker non-votes, while included for purposes of attaining a quorum, will not be voted on Proposal 2 and therefore will have the same effect as a vote against proposal 2.

Who will count the votes?

We have retained Broadridge Financial Solutions to receive and tabulate the votes in connection with our Annual Meeting. Our Chief Legal Officer will utilize such tabulations and serve as our election inspector who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

This proxy solicitation by our Board of Directors will be conducted by mail, and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, by facsimile or by electronic or other means of communication through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Where can I find more information?

A copy of our 2008 Annual Report is enclosed with this Proxy Statement and is available on the Internet at http://investor.jmpg.com/annual-proxy.cfm. In addition, we are required to file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

In addition, we maintain a public website at http://www.jmpg.com and make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for our Board of Directors’ Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, as well as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics governing our directors, officers and employees and other related materials. The information on our website is not part of this Proxy Statement.

If you have any further questions about voting your shares or attending the Annual Meeting, please contact Andrew Palmer, Director of Investor Relations at 415-835-8978 and apalmer@jmpg.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Composition of the Board

Our Board of Directors presently consists of nine members: Joseph A. Jolson, our Chief Executive Officer and Chairman of our Board of Directors, Craig R. Johnson, Mark L. Lehmann, Carter D. Mack, Edward J. Sebastian, Glenn H. Tongue, Kenneth M. Karmin, Harris S. Barton and H. Mark Lunenburg. All of our directors are elected annually for a term expiring at the Annual Meeting of Stockholders in the following year. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. If any director listed in this proxy does not stand for re-election, his successor or replacement will stand for re-election at our next annual meeting of stockholders in 2010.

Independence of Non-Employee Directors

Our Board of Directors and Corporate Governance and Nominating Committee has analyzed the independence of each nominee for the Board of Directors and has determined that each of Messrs. Sebastian, Tongue, Karmin, Barton, and Lunenburg is “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and within the meaning of our director independence standards (detailed below). In addition, our Board of Directors and its Corporate Governance and Nominating Committee has determined that each member of the Audit Committee is “independent” under the SEC’s audit committee independence standards and that each member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

To be considered “independent,” a director must be determined, by resolution of our Board of Directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our Board of Directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include charitable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the Board of Directors. We would disclose in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In addition to the categorical standards discussed above, our Corporate Governance and Nominating Committee and the Board of Directors considered certain applicable relationships between each independent director and us, and in particular the following types of relationships: (i) brokerage, investment banking and investment management relationships between us and any independent director, their family members and entities any of them are affiliated with or in which they are significantly invested, (ii) relationships between us and any third-party vendor that is affiliated with any independent director or any of their family members or in which any of them are significantly invested and (iii) relationships with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

In making its independence determination regarding Messrs. Sebastian and Karmin, the Board of Directors considered certain transactions, relationships and arrangements, including Messrs. Sebastian and Karmin’s investment in certain investment funds managed by an affiliate of the Company. The transactions, relationships and arrangements were considered to be within the applicable categorical independence standards discussed above.

In making its independence determination regarding Messrs. Tongue and Lunenburg, the Board of Directors considered certain transactions, relationships and arrangements, including, among other things, the existence of a brokerage relationship with entities affiliated with Messrs. Tongue and Lunenburg, respectively. The transactions, relationships and arrangements were considered to be within the applicable categorical independence standards discussed above.

Selection of Directors

Stockholder Recommendations and Nominations for Membership on our Board of Directors

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder recommendations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the Board of Directors and should be addressed to:

JMP Group Inc.

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

Attn: Janet L. Tarkoff, Chief Legal Officer and Secretary

In addition to stockholder recommendations of candidates for membership on the Board of Directors, a stockholder may nominate an individual for election to our Board of Directors in the manner set forth in, and in accordance with the provisions of, our Amended and Restated Bylaws (“Bylaws”). Under Section 2.10 of our Bylaws, as a general matter in order for a nomination to be properly brought before the annual meeting of our stockholders to be held in 2010, notice of a nomination must be delivered to our corporate Secretary not less than

90 days nor more than 120 days prior to (i) the first anniversary of the date on which we first mail our proxy materials for the 2009 Annual Meeting, or, if the date of the 2010 Annual Meeting is changed more than 30 days from the first anniversary date of the 2009 Annual Meeting, (ii) the date on which we first mail our proxy materials for 2010.

In any notice of nomination, the nominating stockholder must include a statement in writing setting forth the following:

(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person or persons to be nominated;

•	the principal occupation or employment of such person or persons;

•	the class and number of all shares of each class of our capital stock owned beneficially and of record by the nominee;

•	the nominee’s signed consent to serve as a director if elected; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14A under the Securities Exchange Act of 1934; and

(ii) as to the stockholder giving the notice, the name and record address of the stockholder and, if the nominating stockholder’s shares are held beneficially in a stock brokerage account or in the name of a bank or other holder of record, evidence establishing such stockholder’s indirect ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. A copy of our Bylaws is included as an exhibit to our Quarterly Report on Form 10-Q, filed with the SEC on June 21, 2007. See “Where can I find more information?” above.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board of Directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the industry. In addition to having one or more of these core competencies, members of our Board of Directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for directors. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our Board of Directors, including, but not limited to, size of our Board of Directors, diversity, age, skills and experience in the context of the needs of our Board of Directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder recommendations of candidates for our

Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder recommendations that comply with our procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

Nominees for Election as Directors

At the Annual Meeting, our stockholders will be asked to elect our nine director nominees set forth below.

All of the nominees currently are members of the Board of Directors, and all of the nominees have been recommended for re-election to the Board of Directors by our Corporate Governance and Nominating Committee and approved and nominated for re-election by the Board of Directors. Set forth below is information as of March 31, 2009 regarding the nominees, which has been confirmed by each of them for inclusion in this Proxy Statement.

You may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “FOR” the election of directors; accordingly, the nine nominees receiving the highest number of votes “FOR” will be elected. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Joseph A. Jolson, age 50, co-founded JMP Group in 1999, and is our Chief Executive Officer, the Chairman of the Board of Directors, and a member of our Executive Committee. Mr. Jolson has served as a member of our Board of Directors since August 2004. Mr. Jolson is also the Chief Executive Officer of Harvest Capital Strategies (formerly, JMP Asset Management) and JMP Capital and is a Portfolio Manager of Harvest Opportunity Partners II, L.P. and its related funds, one of our family of hedge funds. Previously, Mr. Jolson was a Senior Managing Director and Senior Research Analyst at Montgomery Securities, now Banc of America Securities, for 15 years. Prior to that, he was a Consulting Research Analyst at Fidelity Management and Research in Boston in 1983 and 1984 and at Donaldson, Lufkin & Jenrette in New York from 1980 through 1982. Mr. Jolson was named to Institutional Investor magazine’s All-America Research Team for 10 consecutive years, between 1986 and 1995, for his coverage of the savings and loan industry and was also selected as an All-Star Analyst by the Wall Street Journal in the financial services category in 1996 and 1997. Additionally, he was ranked as a top-five thrift analyst every year from 1985 through 1994 by Greenwich Associates. Mr. Jolson received an MBA degree with distinction from The Wharton School at the University of Pennsylvania and a BA degree from Yale University.

Craig R. Johnson, age 54, joined us in January 2002 and is President of JMP Group and a member of our Executive Committee. Mr. Johnson has served as a member of our Board of Directors since August 2004. He previously served as President of JMP Securities, from January 2002 until January 2007. Mr. Johnson was a founding member of Saw Island Asset Advisors, LLC, an alternative investment firm specializing in hedge fund investments which was acquired by JMP Asset Management in January 2003. Prior to founding Saw Island Asset Advisors, Mr. Johnson spent 20 years, 1980 through 2000, at Montgomery Securities, now Banc of America Securities, most recently as director of global institutional sales and a member of the firm’s Executive Committee. Mr. Johnson serves on the Board of Directors of Corticon Technology, a rules-based enterprise software platform for decision management. Mr. Johnson received a BA degree from Stanford University.

Mark L. Lehmann, age 44, joined us in October 2003, is Director of Equities and Co-President of JMP Securities and a member of our Executive Committee. Mr. Lehmann has served as a member of our Board of Directors since August 2004. Previously, Mr. Lehmann was a Managing Director at U.S. Bancorp Piper Jaffray, where he initiated and managed the firm’s middle-market sales effort. He previously served as both the Global Director of Institutional Sales and the Global Director of Equity Research at Banc of America Securities after serving as an institutional salesperson at the firm and its predecessor, Montgomery Securities, for 10 years. Mr. Lehmann was also a founding partner of Baypoint Trading, a provider of trading execution services to investment managers. Mr. Lehmann received a JD degree from the New York University School of Law and a BA degree from the University of Illinois. He is a certified public accountant.

Carter D. Mack, age 46, co-founded JMP Group in 1999, is Director of Investment Banking and Co-President of JMP Securities and a member of our Executive Committee. Mr. Mack has served as a member of our Board of Directors since August 2004. Prior to co-founding JMP Group, Mr. Mack was a Managing Director in the financial services group at Montgomery Securities, now Banc of America Securities, for three years, where he focused on corporate finance and mergers and acquisitions for finance companies, depository institutions and other financial intermediaries. Mr. Mack also spent five years working with financial institutions in the investment banking group at Merrill Lynch, two years in corporate finance at Security Pacific Corp. and three years in strategic planning at Union Bank of California. Mr. Mack received an MBA degree from the UCLA Anderson School of Management and a BA degree from the University of California, Berkeley.

Edward J. Sebastian, age 62, has served as a member of our Board of Directors since August 2004. Mr. Sebastian is the founder, Chairman and Chief Executive Officer of SMR Group LLC, a private equity investment firm located in Newport Beach, California. Mr. Sebastian is the former Chairman and Chief Executive Officer of Resource Bancshares Mortgage Group, a residential mortgage company headquartered in Columbia, South Carolina, founded by Mr. Sebastian as a division of Republic National Bank in May 1989. Resource Bancshares Mortgage Group went public in 1993 and merged with NetBank, Inc., of Atlanta, Georgia, in March 2002. Prior to that, Mr. Sebastian was Vice Chairman of Bankers Trust of South Carolina and Corporate Executive Vice President of NCNB Corporation, which are both now part of Bank of America. Mr. Sebastian is a current member of the Board of Directors of The South Financial Group, a financial institution headquartered in Greenville, South Carolina, and is currently active on the boards of advisors of various venture capital funds, including Baker Communication Fund of New York, New York, and Vaxa Capital of Greenville, South Carolina. Mr. Sebastian received a BS degree from Pennsylvania State University.

Glenn H. Tongue, age 49, has served as a member of our Board of Directors since August 2007. Mr. Tongue has been a General Partner and Co-Manager of T2 Partners Management since April 2004 and is the co-manager of three private investment partnerships: the Tilson Growth Fund, the Tilson Offshore Fund and the T2 Qualified Fund. Prior to joining T2 Partners, Mr. Tongue spent 17 years working on Wall Street, most recently as an investment banker at UBS, where he was a Managing Director. Previously, Mr. Tongue served as President of DLJdirect, a publicly traded online brokerage firm that was spun out of investment bank Donaldson, Lufkin & Jenrette in 1999. Mr. Tongue oversaw both DLJdirect’s initial public offering and its eventual sale. Additionally, Mr. Tongue was a Managing Director for 10 years in the investment banking group at Donaldson, Lufkin & Jenrette. Mr. Tongue received an MBA degree with distinction from The Wharton School at the University of Pennsylvania and received a BS in Electrical Engineering and Computer Science from Princeton University.

Kenneth M. Karmin, age 48, has served on the Board of Directors since May 2008. Mr. Karmin is a principal of High Street Holdings, a diversified investment company, and is Chief Executive Officer of Ortho Mattress Inc. From 1993 to 1998, Mr. Karmin served as a managing director at Credit Agricole Futures, SNC in London. Mr. Karmin was also Managing Director of the financial futures and options department in the London offices of Rodman & Renshaw, Inc. prior to the acquisition of the firm’s U.K. branch by Credit Agricole. Mr. Karmin previously worked at Drexel Burnham Lambert Inc. in its institutional financial futures division. Mr. Karmin received an AB degree in economics from Washington University in St. Louis.

Harris S. Barton, age 44, has served on the Board of Directors since May 2008. Mr. Barton is Managing Partner of HRJ Capital, a manager of private equity and hedge funds of funds. Mr. Barton co-founded HRJ Capital in 1999 after concluding a 10-year professional football career with the San Francisco 49ers of the National Football League. HRJ Capital develops and markets investment strategies centered on buyouts, venture capital, hedge investments, real estate and special situations. Mr. Barton received a BA in Finance from University of North Carolina.

H. Mark Lunenburg, age 49, has served on the Board of Directors since March 2009. Mr. Lunenburg is President and Managing Member of Talon Capital, LLC. Talon Capital, LLC is an institutional money management firm founded in 2002 focusing on absolute return strategies. Mr. Lunenburg began his investment career at Kemper Corp. in 1982 as a Financial Analyst in the office of the President. Mr. Lunenburg joined Kemper Financial Services in 1984, holding various investment research positions. There, he was recognized in Institutional Investor’s “Best of the Buy Side” analyst listing. Mr. Lunenburg joined the Bass Brothers’ investment operations in 1987, concentrating in stock research and high-yield credit analysis. From 1990 through April of 2001, Mr. Lunenburg managed funds for Ballentine Capital Management, Inc. in Avon, Connecticut. He is currently Vice Chairman of the Board of Connecticut Children’s Medical Center and is an honorary Governor of the Hill-Stead Museum. Mr. Lunenburg graduated from San Diego State University in 1981 with a B.S. in Business Administrations and is a Chartered Financial Analyst

There are no family relationships between any director or executive officer of the Company and any other director or executive officer of the Company.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Messrs. Jolson, Johnson, Lehmann, Mack, Sebastian, Tongue, Karmin, Barton, and Lunenburg to the Board of Directors.

The Board of Directors and Its Committees

Our Board of Directors held six meetings during 2008. Each of our directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he served during 2008. We encourage our directors to attend our Annual Meeting of Stockholders. Information about how to communicate with our Board of Directors or any member or committee of the Board of Directors is set forth herein under “Communicating with the Board of Directors.”

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has separately designated a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, and from time to time may establish other committees to facilitate the management of our business. Mr. Jolson, our chief executive officer, was a member of each such committee until he stepped down from such committees on May 9, 2008, the date by which NYSE rules required such committees to be comprised wholly of independent directors. Our Board of Directors has adopted a written charter for each of these committees, which are available in the “Investor Relations—Corporate Governance” section of our website at www.jmpg.com. Our Board of Directors has also established an Executive Committee to which it has delegated broad responsibility over day to day management and operations of the Company and its operating subsidiaries.

Audit Committee. Our Audit Committee was comprised of three independent directors, Messrs. Sebastian, Tongue and Peter T. Paul, a director who resigned from the board in March 2009 in order to pursue business activities that had the potential to compromise his independence as it relates to service on our board. Mr. Karmin took Mr. Paul’s place on the Audit Committee upon Mr. Paul’s resignation. Mr. Sebastian is the Chairman of the Audit Committee. The functions of our Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as our Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of our Audit Committee at the time of the annual meeting will be “independent,” as defined in Section 303A of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act. Our Board of Directors has determined that Mr. Sebastian is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. Our Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

During 2008, our Audit Committee met eleven times and acted by written consent two times.

Compensation Committee. Our Compensation Committee was comprised of three independent directors, Messrs. Paul, Sebastian and Tongue. After Mr. Paul’s resignation in March 2009, Mr. Lunenburg took Mr. Paul’s place on the Compensation Committee. Mr. Sebastian is the Chairman of our Compensation Committee. In addition, our Board of Directors has determined that each independent member of our Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Our Compensation Committee is responsible for reviewing and, as it deems appropriate, recommending to our Board of Directors policies, practices and procedures relating to the compensation of our executive officers and, the establishment and administration of employee benefit plans. A further description of the process for the consideration and determination of the compensation of our executive officers, including the role of executives and compensation consultants in that process, is included in our “Compensation Discussion and Analysis.” Our Compensation Committee also advises and consults with our executive officers as may be requested regarding managerial personnel policies.

The Compensation Committee has engaged Presidio Pay Advisors, LLC, a compensation consulting firm specializing in the financial services industry, from time to time upon request to advise on matters relating to the compensation of the Chief Executive Officer and other executive officers and to consult on executive and director compensation practices.

During 2008, our Compensation Committee met seven times and acted by written consent two times.

Compensation Committee Interlocks and Insider Participation. Until May 9, 2008, Mr. Jolson, our Chief Executive Officer, served as a member of our Compensation Committee at which time he resigned to comply with the NYSE Rules. As of May 9, 2008 no member of our Compensation Committee was or had previously been an officer or employee of JMP Group Inc. None of our executive officers serves as a member of the Board of Directors or compensation committee (or body performing equivalent functions) of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee was comprised of three independent directors, Messrs. Paul, Sebastian, and Tongue in compliance with the applicable rules of the NYSE. After Mr. Paul resigned, Mr. Barton took his place on the Corporate Governance and Nominating Committee. Mr. Sebastian is the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s functions include assisting the Board of Directors in identifying qualified individuals to become members of the Board of Directors, determining the composition and compensation of the Board of Directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the Board of Directors based on its findings, recommending to the Board of Directors the director nominees for the Annual Meeting of Stockholders, establishing and monitoring a process of assessing the Board of Directors’ effectiveness, and overseeing compliance with our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available in the “Investor Relations—Corporate Governance” section of our website.

During 2008, our Corporate Governance and Nominating Committee met two times.

Executive Sessions. The independent directors met three times during 2008 in Executive Sessions, without the Chairman and CEO or any other member of management present, at which Mr. Sebastian, who has been appointed Presiding Director, presided over the sessions.

Executive Committee. Our Executive Committee is comprised of Messrs. Jolson, Johnson, Lehmann and Mack. The Executive Committee exercises the authority of our Board of Directors between meetings of the full Board of Directors (other than such authority as is reserved to the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee or the full Board of Directors). The Board of Directors has delegated to the Executive Committee broad authority over the day-to-day management and operations of the Company and its affiliates.

Executive Officers

The following sets forth certain information regarding our executive officers. Information pertaining to Messrs. Jolson, Johnson, Lehmann and Mack, each of whom is both a director and an executive officer of the Company or one of its subsidiaries, may be found in the section above entitled “Nominees for Election as Directors.”

Name	Age	Title(s)
Executive Officers
Joseph A. Jolson	50	Chairman and Chief Executive Officer; Chief Executive Officer of Harvest Capital Strategies
Craig R. Johnson	54	Director, President
Thomas B. Kilian	43	Chief Financial Officer
Mark L. Lehmann	44	Director; Co-President of JMP Securities; Director of Equities of JMP Securities
Carter D. Mack	46	Director; Co-President of JMP Securities; Director of Investment Banking of JMP Securities

Thomas B. Kilian joined us at inception in April 1999 and is a Managing Director and Chief Financial Officer of JMP Group Inc. From 1998 to 1999, Mr. Kilian was in the investment banking group at Montgomery Securities, now Banc of America Securities, focusing on corporate finance matters for financial services clients. From 1992 until 1996, Mr. Kilian served as an Assistant Vice President in Deutsche Bank’s corporate development group in Frankfurt, Germany, focusing on strategic planning and business development. Mr. Kilian holds an MBA degree from Stanford University and a master’s degree in industrial engineering from Karlsruhe University in Germany.

Executive Compensation

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to provide incentives to our executive officers to effectively lead and manage our business to achieve our growth strategy. Because the compensation of our executive officers plays an integral role in our success, our compensation programs are designed to attract, retain, and motivate top quality, effective executives and professionals.

The Compensation Committee of the Board has responsibility for overseeing the Company’s compensation philosophy. The Compensation Committee has the primary authority to determine and recommend compensation of named executive officers. Throughout this Proxy Statement, the individuals included in the Summary Compensation Table are referred to as the “named executive officers.” The named executive officers are:

Joseph A. Jolson—Chairman and Chief Executive Officer of JMP Group Inc.

Craig R. Johnson—President of JMP Group Inc.

Thomas B. Kilian—Chief Financial Officer of JMP Group Inc.

Mark L. Lehmann—Co-President of JMP Securities LLC

Carter D. Mack—Co-President of JMP Securities LLC

Compensation Philosophy and Objectives

A substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. We believe this model provides the greatest incentive to motivate management to achieve our business objectives. The executive compensation program provides compensation opportunities contingent upon performance that we believe are competitive with practices of other similar investment banking firms. We are committed to utilizing the executive compensation program to maintain our ownership culture and to broaden executive ownership over time. We strongly believe that the components of our compensation programs align the interests of our named executive officers with our stockholders and will promote long-term stockholder value creation.

Determining Compensation

In addition to general senior management responsibilities, each of our named executive officers also has management responsibilities within a specific business unit of the Company. In determining compensation for our named executive officers, the primary emphasis, in addition to our performance, is on each individual’s contribution, business unit performance and recommendations of the Executive Committee. Our Executive Committee determines all other employee compensation and makes recommendations to the Compensation Committee with respect to our named executive officers’ compensation and equity-based awards described further under “Equity Awards” below.

The Compensation Committee and Chief Executive Officer reviewed and discussed these recommendations, as well as compensation of employees generally, industry practices and the individual contributions of the named executive officers during 2008. The Compensation Committee also reviewed salary, bonus, equity awards and other compensation previously paid or awarded to our named executive officers. In addition, the Compensation Committee reviewed data for selected peer companies obtained from publicly available sources, as well as data provided to the Compensation Committee by Presidio Pay Advisors LLC as a “market check” on its compensation decisions. The Compensation Committee used subjective judgment in determining named executive officer compensation and did not mechanically apply “benchmarks” or other data-based formulas. The peer companies reviewed were: Cowen Group, Inc., FBR Capital Markets Corporation, Jefferies Group, Inc., KBW, Inc., Piper Jaffray Companies and Thomas Weisel Partners Group, Inc.

Compensation Components

The key components of our named executive officers compensation program are base salary, cash bonus and equity-based awards.

With respect to overall compensation available to all Company employees, we target certain ratios of compensation to revenues depending on the division, business unit and type of revenue produced. These ratios serve as a general guideline for overall compensation but are not definitive and may be changed or altered at any time.

Individual compensation levels for named executive officers, other than salaries, are generally determined on a discretionary basis and are based on individual performance and may be affected by the residual amount in the overall compensation pool remaining after compensation for all other employees has been determined.

Base Salary

Consistent with industry practice, the base salaries for our named executive officers are intended to account for a relatively small portion of their overall compensation, with the potential for substantial bonus compensation as the most important compensation component. The base salaries for our named executive officers are the same as most other non-commissioned managing directors at the Company. We believe that this compensation model promotes our business objectives by maintaining low fixed costs and creating the incentives for superior performance through the potential for substantial performance-based compensation to productive employees.

Salaries for most non-commissioned managing directors, including our named executive officers, were raised in April 2008 from $125,000 to $200,000 per annum. The factors that were used to arrive at this increase in base salaries were cost of living in the metropolitan areas in which we have a substantial number of employees (i.e., generally San Francisco, California and New York, New York) as well as using a general comparison, or “market check,” of base salaries at other firms in our industry. In determining base salaries, we did not utilize a benchmarking analysis, but rather the decision reflects our judgment as to an appropriate amount of base salary in light of the Company’s model of maintaining low fixed costs and the potential for substantial performance-based compensation.

Named executive officers’ base salaries and subsequent adjustments, if any, are expected to be recommended to the Compensation Committee by the Executive Committee from time to time, based on a review of relevant market data and each executive’s performance, as well as each executive’s experience, expertise and position. Based on its review of the Executive Committee’s recommendations, the Compensation Committee may approve adjustments to annual salaries at its discretion.

Cash Bonus

Cash bonus compensation is a key component of our executive compensation program. We may award cash bonus compensation under three arrangements: (i) our 2007 Senior Executive Bonus Plan; (ii) bonuses at the discretion of the Compensation Committee; and (iii) profit interests in JMP Group LLC or its subsidiaries under a profit interest plan.

2007 JMP Group Inc. Senior Executive Bonus Plan

We have established the 2007 JMP Group Inc. Senior Executive Bonus Plan, which was approved by stockholders in April 2007, that provides for the payment of non-equity incentive awards to our named executive officers. Such non-equity incentive awards may be awarded with reference to performance benchmarks in a manner similar to that which would be required under Section 162(m) of the Internal Revenue Code, or the Code, as deductible compensation expenses for a public company. However, we intend to rely on an exemption from Section 162(m) of the Code for a plan adopted prior to the time a company becomes a public company. This pre-initial public offering exemption will no longer be available to us after the date of our 2011 annual meeting. Subsequent to the expiration of this pre-initial public offering plan exemption, we intend to pay cash bonuses under this plan in a manner that qualifies for a performance based compensation exemption under Section 162(m).

On March 10, 2008, the Compensation Committee approved the performance goals and the maximum target awards with respect to performance in the 2008 fiscal year for each named executive officer under the 2007 Senior Executive Bonus Plan. The performance goals included: (i) a Company-based goal related to the performance of the Company as a whole, and (ii) an individual performance goal for each named executive officer related to the performance of a specific activity or the specific business units for which each named executive officer is responsible. Each of the 2008 performance goals operated independently of the other, so that a named executive officer could earn a non-equity incentive award upon the achievement of either the Company-based performance goal, the individual performance goal, or both.

The 2008 performance goals and corresponding maximum target non-equity incentive awards were as follows:

1. Company-based Performance Goal
	Company Performance Goal	Maximum Target Award
	The achievement by the Company of an operating margin of at least ten percent (10%) (excluding unusual and nonrecurring charges) for the fiscal year ending December 31, 2008.	$5 million

2. Individual Performance Goals
Named Executive Officer	Individual Performance Goals	Maximum Target Award
Joseph A. Jolson	A positive residual interest in the compensation pool for each funds’ accounting small business unit in which Mr. Jolson is included.	The aggregate amount of such residual interests.

Craig R. Johnson	A positive residual interest in the compensation pool for the JMP Masters’ funds of funds.	The aggregate amount of such residual interests.

Thomas B. Kilian	Revenue from corporate finance transactions for which he is responsible as determined by normal attribution processes.	25% of the net revenues from such transactions.

Mark L. Lehmann	Net commission revenue from institutional “house” accounts as determined by normal attribution processes.	20% of trading commission revenues and 15% percent of syndicate commission revenues with respect to certain institutional investor accounts, subject to a potential 30% holdback and net of trading losses.

Carter D. Mack	Revenue from corporate finance transactions for which he is responsible as determined by normal attribution processes.	25% of the net revenues from such transactions.

Despite these maximum target award levels, the Compensation Committee retained the ability to apply negative discretion to reduce the amount of the actual bonus payment, based on a number of variables that are linked to Company and individual performance. The Company performance goal for 2008 was not satisfied, but the individual 2008 performance goals were satisfied. Accordingly, the Compensation Committee determined that a non-equity incentive award could be payable under the 2007 Senior Executive Bonus Plan to each named executive officer for the 2008 performance period but, in order to award bonuses to certain named executive officers that take general senior management responsibilities under consideration, the Compensation Committee determined to award a discretionary bonus outside of the 2007 Senior Executive Bonus Plan as described below.

Discretionary Bonus

The Compensation Committee awarded discretionary bonuses to the named executive officers outside of the 2007 Senior Executive Bonus Plan. In determining the discretionary bonus amount for the 2008 performance period, the Compensation Committee did not use quantitative “targets” of various operating measures in determining the amount of discretionary cash bonuses. Rather, the Compensation Committee utilized its discretion after considering qualitative and quantitative performance criteria related to: (i) general senior management responsibilities of each of our named executive officers, and (ii) revenue-generating activity that is attributable to each named executive officer’s management responsibilities for a specific business unit of the Company, which were similar to the performance goals and target awards set forth above.

Once the potential bonus amount for revenue-generating activity was determined, the Compensation Committee further refined the actual bonus amounts for 2008 by using its discretion to determine an actual bonus amount for revenue-generating activity as well as an actual bonus amount for senior management activity. When making this determination of the actual bonus amount, the Compensation Committee evaluated the following performance factors: (i) quantitative measures such as the profitability, revenues and growth of each business unit; (ii) qualitative measures with regard to each business unit, such as the performance and effectiveness of non-revenue generating functions; (iii) quantitative performance measures for the Company as a whole, such as revenues, profitability and growth; and (iv) qualitative factors such as implementation of strategic initiatives, and overall senior management skill and effectiveness.

In addition, the Compensation Committee reviewed compensation recommendations from the Executive Committee, a third party compensation consultant report that provided summary data about executive officer compensation at comparable companies, previous compensation paid, and amounts payable to non-named executive officer employees in our business units. Ultimately, the Compensation Committee applied its discretion in determining the final bonus amount for 2008 that it deemed appropriate, based on its judgment and experience. The Compensation Committee did not apply “benchmarks” or other data-based formulas in determining a bonus amount.

Profit Interest Plan

We may in the future make discretionary cash payments to our named executive officers and others pursuant to potential future grants of profit interests in JMP Group LLC or its operating or other subsidiaries under a profit interest plan. Any distributions under such profit interests to managing directors under the plan will be included in the aggregate compensation to revenues ratio calculation. We retain the right to create and/or change the terms and conditions of grants of profit interests at any time.

Equity Awards

2008 Compensation Program

In 2008, the collapse of a number of investment banking firms and other entities, coupled with unprecedented disruption in the financial markets, caused our Executive Committee to review our 2007 Compensation Program, which provided that a certain percentage of year-end discretionary bonus awards were to be paid in the form of restricted stock units. In late 2008, our Executive Committee completed its review, which included feedback from a number of senior Company employees, a review of compensation practices at other companies, and considerations of the general market environment. As a result of this review, our Executive Committee recommended that the Compensation Committee adopt a revised equity compensation program and that it accelerate the vesting of equity awards granted under the 2007 Compensation Program to align such awards with the proposed new compensation program. In December 2008, the Compensation Committee considered and approved the recommendation of our Executive Committee to adopt the 2008 Compensation Program and to accelerate the vesting of equity awards previously awarded under the under the 2007 Compensation Program. In connection with such review, it obtained a report from Presidio Pay Advisers with respect to similar programs.

The Compensation Committee decided to move away from a compensation policy of including equity compensation as a significant percentage of total compensation and towards a policy of enabling the participant to choose between equity and cash because of the events of 2008 and the express desires of individuals to choose the form of their compensation. The Compensation Committee believes the 2008 Compensation Program maintains the retention value of the previous equity program with the staged release of amounts paid thereunder. In addition, along with the continuing ability to grant additional equity awards as longer-term incentives, it believes the 2008 Compensation Program addresses the goals of the compensation process in the retention of producers and alignment of employee and stockholder interests.

Our 2008 Compensation Program, implemented for compensation related to our 2008 fiscal year, provides that an employee may elect to receive a portion of total compensation (i.e., salary and bonus) above and between certain breakpoints, or incremental amounts of total compensation, in either restricted stock or cash (which, for asset management personnel, may be invested in their fund and for others, in a money market account). These amounts serve as security for liquidated damages subject to forfeiture upon the breach of certain employment covenants, including non-competition covenants, made by employees in connection with their receipt of such compensation. The amounts that are subject to the program are released 50% at the end of each of the 2009 and the 2010 calendar year.

The following schedule sets forth the amount of total 2008 compensation that is subject to this program:

Breakpoints:	Incremental level of total compensation:	Incremental percentages subject to the 2008 Compensation Program:
Breakpoint 1	$0 – $600,000	0%
Breakpoint 2	$600,000 – $1,000,000	30%
Breakpoint 3	$1,000,000 – $2,500,000	40%
Breakpoint 4	$2,500,000+	50%

For example, a total 2008 compensation amount of $900,000 would result in $90,000 being subject to the program (($600,000 * 0%) + ($300,000 * 30%)) = $90,000).

Two of our named executive officers, Messrs. Kilian and Lehmann, were eligible for participation in the 2008 Compensation Program. Each chose the issuance of restricted stock with respect to the compensation payable under this program. The summary of the amount payable and shares issued is as follows:

Name	Compensation Payable Under the Program	Grant Date	Grant Date Fair Value of Stock Awards(1)	Number of Shares of Stock or Units(2)
Thomas B. Kilian	$30,935	2/5/2009	$5.00	6,187
Mark L. Lehmann	$19,500	2/5/2009	$5.00	3,900

(1)	Closing price of our common stock reported by the New York Stock Exchange on February 5, 2009.

(2)	Shares of restricted stock vested immediately and are subject to lockup as described under 2008 Compensation Program.

Even though these restricted stock awards were related to the named executive officers’ services rendered in 2008, the grants are not reflected in the 2008 Grants of Plan-Based Awards Table because the grant date was February 5, 2009. These grants will be included in the 2009 Grants of Plan-Based Awards Table in next year’s proxy statement. The 2008 Grants of Plan-Based Awards Table includes grants made on January 16, 2008 that were related to services rendered in the 2007 fiscal year.

Acceleration of Vesting of Grants under 2007 Compensation Program

In light of the adoption of the 2008 Compensation Plan, and after reviewing information provided by Presidio Pay Advisors, in order to align the equity awards granted in connection with the 2007 Compensation Program with the 2008 Compensation Plan, the Compensation Committee approved the acceleration of the vesting of such awards as of December 22, 2008.

In particular, the Compensation Committee approved the immediate acceleration of the vesting of 990,862 restricted stock units as of December 22, 2008. These vested restricted stock units remain subject to the terms and conditions of the applicable restricted stock unit agreement (a form of which is filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended March 31, 2008), which include lockup provisions and potential forfeiture if the holder breaches certain covenants, including non-competition covenants.

Because the Company’s named executive officers were issued restricted stock units under the 2007 Equity Incentive Plan as compensation in January 2008, the acceleration in vesting resulted in the following amounts payable to the named executive officers as follows as of December 22, 2008:

(i)	146,250 restricted stock units previously granted to Joseph A. Jolson in January 2008, vested immediately as of December 22, 2008 and had a current market value of $713,700 at such date;

(ii)	79,861 restricted stock units previously granted to Craig R. Johnson in January 2008, vested immediately as of December 22, 2008 and had a current market value of $389,722 at such date;

(iii)	43,450 restricted stock units previously granted to Carter D. Mack in January 2008, vested immediately as of December 22, 2008 and had a current market value of $212,036;

(iv)	43,450 restricted stock units previously granted to Mark L. Lehmann in January 2008, vested immediately as of December 22, 2008 and had a current market value of $212,036;

(v)	65,000 restricted stock units previously granted to Thomas B. Kilian in January 2008, vested immediately as of December 22, 2008 and had a current market value of $317,200.

The current market value of the accelerated restricted stock units was calculated using the closing price of $4.88 reported by the New York Stock Exchange on December 22, 2008.

Four-Year Cliff Restricted Stock Unit Awards

The Compensation Committee also considered and approved the grant of restricted stock units to each named executive officer, which restricted stock units vest 100% on the fourth anniversary from the date of grant, which was February 5, 2009. The Compensation Committee believed it important to provide long-term incentives to management, and believes that the grant of the restricted stock unit awards as set forth below reflect appropriate levels of compensation for the senior management services and align the interests of management and stockholders. The Compensation Committee applied its discretion in determining an amount of restricted stock unit awards that it deemed appropriate, based on its judgment and experience. The Compensation Committee did not apply “benchmarks” or other data-based formulas in determining the amount of restricted stock unit awards.

Name	Grant Date	Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards(1)	Total Fair Value of Stock Awards at Grant Date

Joseph A. Jolson	2/5/2009	95,000	$4.23	$401,850

Craig R. Johnson	2/5/2009	80,000	$4.23	$338,400

Mark L. Lehmann	2/5/2009	95,000	$4.23	$401,850

Carter D. Mack	2/5/2009	95,000	$4.23	$401,850

Thomas B. Kilian	2/5/2009	35,000	$4.23	$148,050

(1)	These amounts and fair values reflect restricted stock units granted under the 2007 Equity Incentive Plan to each of our named executive officers. The market price at grant was $5.00 per share and the resulting fair value was discounted for expected dividends which are not payable on unvested restricted stock units.

Even though these restricted stock unit awards were related to the named executive officers’ services rendered in 2008, the grants are not reflected in the 2008 Grants of Plan-Based Awards Table because the grant date was February 5, 2009. These grants will be included in the 2009 Grants of Plan-Based Awards Table in next year’s proxy statement.

Other Compensation

All of our named executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of such benefits and perquisites provided to executives.

CEO Compensation

The Compensation Committee will at least annually review and establish our goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and determine and approve the CEO’s compensation. In determining the bonus and long-term incentive component of the CEO’s compensation for 2008, the Compensation Committee considered our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the compensation of our CEO in past years. After consideration of such factors, as well as the bonus pool relative to the applicable compensation ratio with respect to the revenue mix, the Compensation Committee approved the grant of a bonus on the basis of such factors as well as the performance of the funds and other business units to which Mr. Jolson contributes.

2008 Summary Compensation Table

The information below describes the components of the total compensation of the Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers, based on total compensation for the years ended December 31, 2008, 2007 and 2006.

Name	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
Joseph A. Jolson	2008	$178,125	$395,000	$1,009,830	$3,079	—	$12,899	$1,598,933
Chairman and Chief Executive Officer	2007	$121,667	—	$83,192	$4,913	—	$837,058	$1,046,830
	2006	$36,000	—	—	$10,400	—	$2,208,475	$2,254,875

Thomas B. Kilian	2008	$178,125	$494,063	$569,151	$308	—	$8,753	$1,250,400
Chief Financial Officer	2007	$125,000	$685,000	$97,873	$491	—	$90,101	$998,465
	2006	$100,000	$500,000	—	$1,040	—	$147,733	$748,773

Craig R. Johnson	2008	$178,125	$241,000	$606,865	$1,971	—	$12,883	$1,040,843
President	2007	$120,833	—	$83,192	$3,145	—	$342,166	$549,337
	2006	$100,000	—	—	$6,656	—	$851,431	$958,087

Mark L. Lehmann	2008	$178,125	$467,375	$426,910	$1,232	—	$12,953	$1,086,594
Director of Equities and Co-President of JMP Securities	2007	$120,833	$618,467	$97,873	$1,965	—	$266,380	$1,105,518
	2006	$100,000	$250,000	—	$4,160	—	$624,982	$979,142

Carter D. Mack	2008	$178,125	$346,875	$407,410	$2,464	—	$12,971	$947,844
Director of Investment Banking and Co-President of JMP Securities	2007	$125,000	$614,300	$97,873	$3,936	—	$425,132	$1,266,242
	2006	$100,000	—	—	$8,320	—	$1,061,259	$1,169,579

(1)	Reflects the compensation expense related to prior stock and option awards recognized for the years ended December 31, 2008, 2007 and 2006. The method of and assumptions used to calculate the value of the options granted to our named executive officers is discussed in note 10 to our financial statements included in our annual report on Form 10-K filed on March 9, 2009.

(2)	Includes medical, dental and vision plan premiums; term life insurance premium; tax preparation expense reimbursement; interest paid on member’s capital; and income allocation of the operating profits of JMP Group LLC of:

(i)	Mr. Jolson in (a) 2008: $11,957, $942, $0, $0 and $0; (b) 2007: $14,644, $1,205, $1,500, $37,078, and $782,631; and (c) 2006: $12,304, $2,252, $4,050, $121,519 and $2,068,350;

(ii)	Mr. Kilian in (a) 2008: $7,865, $888, $0, $0 and $0; (b) 2007: $11,807, $1,137, $1,500, $10,741, and $64,916; and (c) 2006: $9,817, $2,252, $4,500, $16,106 and $115,058;

(iii)	Mr. Johnson in (a) 2008: $11,891, $992, $0, $0 and $0; and (b) 2007: $14,644, $1,390, $1,500, $23,662, and $300,970; and (c) 2006: $12,304, $2,252, $5,000, $73,203 and $758,672;

(iv)	Mr. Lehmann in (a) 2008: $12,058, $895, $0, $0 and $0; and (b) 2007: $14,644, $1,042, $1,500, $46,223, and $202,971; and (c) 2006: $12,304, $2,252, $5,000, $128,651 and $476,775;

(v)	Mr. Mack in (a) 2008: $12,058, $913, $0, $0 and $0; and (b) 2007: $14,644, $1,281, $1,500, $20,720, and $386,987; and (c) 2006: $12,304, $2,252, $3,885, $64,433 and $978,385.

2008 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards granted in 2008 to our named executive officers. These grants were a part of the restricted stock units made to certain of our employees in connection with our 2007 Compensation Program. As discussed above, the vesting of these restricted stock units was accelerated as of December, 22, 2008. Each vested restricted stock unit was settled in exchange for one share of our common stock, net of applicable tax withholding except in the case of Mr. Jolson, our CEO, who satisfied the tax liability without surrendering shares.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All other Stock Awards Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock Awards(2)	Total Value of Stock and Option Awards at Grant Date
		Threshold ($)	Target ($)	Maximum ($)(1)

Joseph A. Jolson	1/16/08			$5,000,000	146,250	$5.80-6.51	$873,712

Craig R. Johnson	1/16/08			$5,000,000	79,861	$5.80-6.51	$477,097

Thomas B. Kilian	1/16/08			$5,000,000	65,000	$5.80-6.51	$388,316

Mark L. Lehmann	1/16/08			$5,000,000	43,450	$5.80-6.51	$259,574

Carter D. Mack	1/16/08			$5,000,000	43,450	$5.80-6.51	$259,574

(1)	The amount in the column represents the maximum target award payable under the Company-based performance criterion. In addition, the Company established a maximum target award payable under individual performance criteria for each named executive officer, such as a percentage of revenue or a residual interest in a fund compensation pool. Due to the variable nature of the maximum target award payable under individual performance criteria, no maximum amount is shown in the 2008 Grants of Plan-Based Awards Table.

(2)	These amounts and fair values reflect restricted stock units granted on January 16, 2008 under the 2007 Equity Incentive Plan to each of our named executive officers. The market price at grant date was $7.32 per share and the resulting fair value was calculated by discounting for expected dividends which are not payable on unvested restricted stock units. No other equity based awards were granted to such employees or vested during 2008. The terms of these restricted stock awards are described above.

Outstanding Equity Awards as of December 31, 2008

The following table provides information regarding each unexercised stock option and unvested restricted stock units held by each of our named executive officers as of December 31, 2008.

	Award Year	Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3)
Joseph A. Jolson	2008	NA	NA	NA	NA	NA	NA
	2007	NA	NA	NA	NA	42,500	$235,875
	2005	111,000	37,000	$10.00	12/20/2015	NA	NA

Craig R. Johnson	2008	NA	NA	NA	NA	NA	NA
	2007	NA	NA	NA	NA	42,500	$235,875
	2005	71,040	23,680	$10.00	12/20/2015	NA	NA

Thomas B. Kilian	2008	NA	NA	NA	NA	NA	NA
	2007	NA	NA	NA	NA	50,000	$277,500
	2005	11,100	3,700	$10.00	12/20/2015	NA	NA

Mark L. Lehmann	2008	NA	NA	NA	NA	NA	NA
	2007	NA	NA	NA	NA	50,000	$277,500
	2005	44,440	14,800	$10.00	12/20/2015	NA	NA

Carter D. Mack	2008	NA	NA	NA	NA	NA	NA
	2007	NA	NA	NA	NA	50,000	$277,500
	2005	88,880	29,600	$10.00	12/20/2015	NA	NA

(1)	The remaining unexercisable options vest on December 20, 2009.

(2)	The restricted stock units were granted in connection with the initial public offering on May 10, 2007 and vest 25% on May 10, 2009; 35% on May 10, 2010; and 40% on May 10, 2011.

(3)	Based upon the closing price of our common stock of $5.55 as reported by the New York Stock Exchange on December 31, 2008.

Option Exercises and Stock Vested in 2008

The following table provides information regarding the vesting of restricted stock unit awards during fiscal 2008 for the named executive officers. See also “Acceleration of Vesting of Grants under 2007 Compensation Program” for more information. During 2008, none of our named executive officers exercised stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Joseph A. Jolson	146,250	$713,700
Craig R. Johnson	79,861	$389,722
Thomas B. Kilian	65,000	$317,200
Mark L. Lehmann	43,450	$212,036
Carter D. Mack	43,450	$212,036

(1)	Each vested restricted stock unit was settled in exchange for one share of our common stock net applicable tax withholding except in the case of Mr. Jolson, our CEO, who satisfied the tax liability without surrendering shares.

(2)	The “value realized on vesting” represents the number of shares of stock that vested multiplied by the closing price of our common stock of $4.88 on the vesting date, December 22, 2008.

Potential Payments Upon Termination or Change in Control

Change in Control

Upon a change in control of the Company, our named executive officers may be subject to certain excise taxes pursuant to Section 280G of the Code with respect to the acceleration of certain equity awards. Each of these individuals are entitled to a “gross-up” payment to make the executive whole for any federal excise tax imposed under Section 280G of the Code on change in control benefits received by the executive in connection with these equity awards. Vesting of the restricted stock and options held by each of our named executive officers accelerates in the event of a change in control of the Company. The amounts shown assume vesting of restricted stock as of December 31, 2008 at the year-end closing price of $5.55. The amounts shown do not include any vested stock awards.

(Dollars as shown) Name	Restricted Stock Units Acceleration	Option Acceleration(1)
Joseph A. Jolson	$235,875	NA
Craig R. Johnson	$235,875	NA
Thomas B. Kilian	$277,500	NA
Mark L. Lehmann	$277,500	NA
Carter D. Mack	$277,500	NA

(1)	As of December 31, 2008 our stock price was $5.55 per share and the strike price of options subject to acceleration was $10.00 per share. Accordingly, no value is attributed to such options upon a change in control.

Compensation of Directors

The compensation program for non-management directors is designed to provide compensation levels that attract and retain qualified directors, are appropriate for the time and effort required to effectively fulfill their responsibilities, and are competitive with other firms in our industry. The annual independent board member compensation is 6,000 restricted stock units per year of service and an additional 1,200 restricted stock units per year of service for the chairman of the Audit Committee. The independent directors all received three-year grants which vested one-third on the effective date of grant, one-third on the first anniversary of the grant date and one-third on the second anniversary of the grant date provided they remain directors at such anniversaries. Messrs. Paul and Sebastian were awarded 18,000 restricted stock units on May 10, 2007 as consideration of their service as independent directors and additional 3,600 restricted stock units were awarded to Mr. Sebastian in consideration for his service as chairman of the Audit Committee on the vesting terms described above. Mr. Tongue joined as an independent director on August 7, 2007 and was awarded 18,000 restricted stock units for his service on the vesting terms described above. Messrs. Karmin and Barton joined as independent directors on May 8, 2008 and each was awarded 18,000 restricted stock units for their service on the vesting terms described above. Mr. Lunenburg joined as an independent director on March 3, 2009 and was awarded 18,000 restricted stock units for his service on the vesting terms described above.

Messrs. Paul, Sebastian, Tongue, Karmin and Barton served as non-employee directors during the year ended December 31, 2008. The following table provides information regarding the compensation of our non-employee directors for the year ended December 31, 2008.

Director	Stock Awards(1)(2)	Cash Awards	Total(2)
Peter T. Paul	$53,572	$0	$53,572
Edward J. Sebastian	$64,286	$0	$64,286
Glenn H. Tongue	$47,252	$0	$47,252
Kenneth M. Karmin	$78,267	$0	$78,267
Harris S. Barton	$78,267	$0	$78,267

(1)	Reflects the compensation expense computed according to FAS 123R related to prior stock awards recognized for the year ended December 31, 2008. The method of and assumptions used to calculate the value of the stock awards granted to our directors is discussed in note 10 to our financial statements included in our annual report on Form 10-K filed on March 9, 2009.

(2)

The fair value as of the grant date (computed according to FAS 123R) for each grant of restricted stock units during the 2008 fiscal year was $0, $0, $0, $122,400 and $122,400 for each Messrs. Paul, Sebastian, Tongue, Karmin and Barton, respectively. The aggregate number of stock option awards outstanding as of December 31, 2008 for Mr. Paul was 25,000 and for Mr. Sebastian was 25,000. The aggregate number of unvested restricted stock unit awards outstanding as of December 31, 2008 for each of Messrs. Paul, Sebastian, Tongue, Karmin and Barton was 6,000, 7,200, 6,000, 12,000 and 12,000, respectively.

Compensation Committee Report

The members of the Compensation Committee have reviewed and have had the opportunity to discuss with management the Compensation Discussion and Analysis set forth above. Based on its review and discussions, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Edward J. Sebastian, Chairman

Glenn H. Tongue

H. Mark Lunenburg

Independent Director Members, Compensation

Committee

Audit Committee Report

To the Board of Directors:

The Audit Committee of the Board of Directors of JMP Group Inc. (the “Company”) is comprised of three directors and acts under a written charter adopted and approved by the Board of Directors. Each member of the Audit Committee has been determined by the Company’s Board of Directors to be an independent director in conformity with the listing standards of the New York Stock Exchange and regulations of the Securities and Exchange Commission.

Management has the primary responsibility for the Company’s financial statements and reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants of the Board of Directors.

The Audit Committee has reviewed the Company’s audited financial statements and has discussed them with management and the independent registered public accountants. The Audit Committee has also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants their independence from the Company and its management. The Audit Committee has further considered whether the independent registered public accountants’ provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2008.

Edward J. Sebastian, Chairman

Glenn H. Tongue

Kenneth M. Karmin

Independent Director Members, Audit Committee

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of March 31, 2009 (unless otherwise indicated) certain information regarding the beneficial ownership of our common stock. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to equity securities. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 31, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is: c/o JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, California 94111. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name	Number of Shares Owned and Nature of Beneficial Ownership(a)		Percent of Class
Directors and Executive Officers
Joseph A. Jolson	3,285,787	(b)	15.94%
Craig R. Johnson	969,133	(c)	4.71%
Thomas B. Kilian	187,642	(d)	0.91%
Mark L. Lehmann	587,217	(e)	2.86%
Carter D. Mack	1,128,527	(f)	5.48%
Edward J. Sebastian	231,005	(g)	1.13%
Glenn H. Tongue	12,000		*
Kenneth M. Karmin	12,666		*
Harris S. Barton	25,450		*
H. Mark Lunenburg	65,706		*
All directors and executive officers as a group (10 persons)	6,505,133		31.72%

5% Stockholders
T. Rowe Price Associates, Inc.	1,717,450	(h)	8.60%
Wellington Management Company, LLP	1,744,131	(i)	8.81%

*	Indicates less than 1% of class.

(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of determination.

(b)	Includes (i) 2,233,597 shares of common stock owned by the Joseph A. Jolson 1996 Trust dtd 3/7/96, of which Mr. Jolson is a trustee, (ii) 639,128 shares of common stock owned by Joseph A. Jolson 1991 Trust, of which Mr. Jolson is the trustee, (iii) 176,450 shares of common stock owned by Mr. Jolson directly, and (iv) 111,000 shares of common stock underlying vested options. Also included in the number reported are (i) 75,000 shares of common stock owned by The Jolson Family Foundation, (ii) 20,245 shares of common stock owned by the Jolson 2004 Trust FBO Samantha Rohan Jolson for the benefit of Mr. Jolson’s daughter, and (iii) 30,367 shares of common stock owned by the Jolson 2005 Trust FBO Jolson Children for the benefit of Mr. Jolson’s children, although Mr. Jolson disclaims beneficial ownership of these shares.

(c)	Includes (i) 836,782 shares of common stock held by the Johnson Revocable Trust, UAD 7/2/97, (ii) 61,311 shares of common stock owned by Mr. Johnson directly, and (iii) 71,040 shares of common stock underlying vested options.

(d)	Includes (i) 130,803 shares of common stock owned by the Kilian Family Revocable Trust dated 2/23/07 (ii) 45,739 held by Mr. Kilian directly and (iii) 11,100 shares of common stock underlying vested options.

(e)	Includes (i) 542,817 shares of common stock owned by Mr. Lehmann directly and (ii) 44,400 shares of common stock underlying vested options.

(f)	Includes (i) 1,001,810 shares of common stock owned by the Mack Trust dated February 14, 2002; (ii) 27,917 shares of common stock owned by Mr. Mack directly; and (iii) 88,880 shares of common stock underlying vested options.

(g)	Includes (i) 223,805 shares of common stock owned by Mr. Sebastian directly and (ii) 25,000 shares of common stock underlying vested options.

(h)	The address of T. Rowe Price Associates, Inc. (“T. Rowe Price”) is 100 E. Pratt Street, Baltimore, Maryland 21202. Information as to beneficial ownership by T. Rowe Price and its affiliates and its address is as of December 31, 2008 is based solely on a filing relating to our common stock made by T. Rowe Price and its affiliates with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. According to these filings, these securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be the beneficial owner of such securities; however T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(i)	The address of Wellington Management Company, LLP (“Wellington”) is 75 State Street Boston, Massachusetts 02109. Information as to beneficial ownership by Wellington and its affiliates and its address as of December 31, 2008 is based solely on a filing relating to our common stock made by Wellington with the SEC under Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Such filing did not identify any natural persons with voting or investment power over the shares beneficially owned by Wellington.

Equity Compensation Plan Information

In April 2007, the stockholders of the Company approved and adopted the 2007 JMP Group Inc. Equity Incentive Plan. Subject to adjustment, the plan authorizes the issuance of up to 4,000,000 shares of common stock pursuant to the grant or exercise of stock options, stock appreciation rights, restricted stock, stock units and other equity-based awards. The number of shares authorized for issuance under this plan will be increased by the number of shares underlying awards under this plan or our predecessor’s 2004 JMP Group LLC Equity Incentive Plan to the extent that such shares or awards are forfeited, settled in consideration other than shares, surrendered to the Company, or otherwise revert to the Company in connection with an award, as well as increased by the number of shares repurchased by the Company in open market or privately negotiated repurchases provided, however, that such maximum aggregate number of shares shall be reduced by the number of units subject to awards made pursuant to the 2004 LLC Plan to the extent such awards exceed an aggregate of 2,960,000.

The following table provides information, as of December 31, 2008, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the registrant are authorized for issuance.

	(a)		(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))(1)
Equity compensation plans approved by stockholders	Options Restricted Stock Units	2,086,990 2,265,292	$11.40 NA	4,336,442
Equity compensation plans not approved by stockholders		NA	NA	NA

Total		4,352,282	NA	4,336,442

(1)	Subject to the 2007 Equity Incentive Plan the maximum aggregate number of shares which may be issued pursuant to all awards is 4,000,000 shares, plus (i) any shares the Company purchases on the open market or through any share repurchase or share exchange program initiated by the Company unless the Administrator determines otherwise, and (ii) any units that would otherwise return to the JMP Group LLC 2004 Equity Incentive Plan (the “2004 LLC Plan”) as a result of forfeiture, termination, surrender or expiration or other return to the Company of awards previously granted under the 2004 LLC Plan; provided, however, that such maximum aggregate number of shares shall be reduced by the number of units subject to awards made pursuant to the 2004 LLC Plan to the extent such awards exceed an aggregate of 2,960,000 units.

Certain Relationships and Related Transactions

Partners’ Exchange Agreement

Persons and Shares Covered

In connection with our initial public offering, we entered into a partners’ exchange agreement with all of our managing directors (including each of our named executive officers). The shares covered by the partners’ exchange agreement include all shares of our common stock received by a managing director in exchange for his or her member interests (other than those purchased in our 2004 private offering) as of the completion of the initial public offering and shares received in exchange for or in respect of his or her shares through stock dividends, stock splits, reverse stock splits, spin-offs, split-ups, recapitalizations, combinations or exchanges of those shares. The shares of our common stock covered by the partners’ exchange agreement are referred to as covered shares.

Transfer Restrictions

Each managing director has agreed, among other things, to:

•

except as described below, not transfer, and to maintain sole beneficial ownership of, his or her covered shares for a period of four years after the completion of the initial public offering; provided, however, that each managing director who, in the reasonable judgment of our Executive Committee, continues to be actively engaged in our business, or who has resigned his or her employment and remains in compliance with the partners’ exchange agreement, may transfer up to 25%, 35% and 40%, respectively, of his or her covered shares following each of the second, third and fourth anniversaries of the completion of the initial public offering (which amounts shall include any shares sold in underwritten public offerings during the relevant period);

•	comply with the transfer restrictions relating to the covered shares imposed by the lock-up provisions of the underwriting agreement with respect to the initial public offering;

•

not transfer for two years following completion of the initial public offering, the common stock obtained by such managing director through the exercise of options granted by JMP Group LLC in 2005 and 2006; and

•	comply with other transfer restrictions relating to our shares of common stock when requested to do so by us and comply with our insider trading policies.

Transfers include, among other things, any disposition of the economic risks of ownership of covered shares, including short sales, option transactions and use of derivative financial instruments or other hedging arrangements with respect to our securities.

Sales Through Underwritten Public Offerings

Our Executive Committee may approve one or more underwritten public offerings to sell covered shares during the four-year transfer restrictions period, subject to the restrictions described below. Each managing director who, in the reasonable judgment of our Executive Committee, continues to be actively engaged in our business or has suffered a termination of employment resulting from a disability, or the heir or estate of any managing director who has died, may be allowed to participate in such an underwritten public offering on a pro rata basis with the covered shares of all other managing directors so participating, or on a lesser basis at his or her request or at the reasonable discretion of the underwriters. These underwritten public offerings will be subject to any other registration rights that we have granted or may in the future grant. Covered shares will also be subject to any underwriters’ lock-up then in effect.

In addition, subject to the approval of the Executive Committee, our managing directors may be allowed to participate in underwritten offerings effected by the Company for other purposes, subject to the limitations described above and certain other limitations.

The Executive Committee may approve requests by a managing director to transfer covered shares to certain permitted transferees such as family members or family trusts, provided that these transferees will be subject to the same transfer restrictions applicable to the managing directors under the partners’ exchange agreement.

Sales in Compliance With Rule 144 Under the Securities Act

Consistent with the transfer restrictions described above, and other than in compliance with the exceptions described above, managing directors generally will not be permitted to transfer covered shares during the four year restriction period following the completion of the initial public offering through sales effected in compliance with Rule 144 or otherwise. However, upon a termination of a managing director’s employment due to his or her death, his or her heirs or estate will be permitted to sell covered shares in compliance with Rule 144.

Compliance with Securities Laws

In addition to the restrictions above, managing directors must comply with applicable securities laws in connection with any transfer of our common stock and may need to deliver an opinion of counsel in connection with any transfer. All transfer restrictions applicable to a managing director under the partners’ exchange agreement terminate upon the death of such managing director or upon a change of control involving us.

Dividends

To the extent dividends are paid on covered shares while the managing director remains subject to the transfer restrictions of the partners’ exchange agreement, the managing director will be entitled to such dividends.

Voting

Each managing director will be entitled to full voting rights with respect to his or her covered shares.

Confidentiality

Each managing director is required to protect and use “confidential information” in accordance with the restrictions placed by us on its use and disclosure.

Noncompetition

Each managing director will agree that during the period ending 12 months after the date the managing director ceases to be employed by us (other than as a result of a termination of the managing director’s employment by us other than for cause), he or she may not:

•	form, or acquire a 5% or greater ownership, voting or profit participation interest in, any competitive enterprise; or

•

associate with any competitive enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which that managing director was engaged, in whole or in part, at our firm or (ii) for which that managing director had direct or indirect managerial or supervisory responsibility at our firm.

A “competitive enterprise,” is any business enterprise that engages in, or owns a significant interest in any entity that engages in any activity that competes directly or indirectly with the firm, including, without limitation, investment banking, underwriting, placement agent activities, public or private finance, financial advisory services, investment advice, merchant banking, asset or hedge fund management, private equity or other public or private investment funds, real estate investments, services or vehicles, securities research, brokerage, sales, lending, custody, clearance, settlement or trading, or any similar activities, services or products.

Nonsolicitation

During the period ending 12 months after the date a managing director ceases to be employed by us, that managing director may not, directly or indirectly, in any manner:

•

solicit any client with whom that managing director worked, or whose identity became known to him or her in connection with his or her employment with our firm, to transact business with a competitive enterprise or reduce or refrain from doing any business with our firm;

•	interfere with or damage any relationship between our firm and any client or prospective client; or

•	solicit any of our employees to apply for, or accept employment with, any competitive enterprise.

Transfer of Client Relationships

Each managing director is required, upon termination of his or her employment, to take all actions and do all things reasonably requested by us during a 90-day cooperation period to maintain for us the business, goodwill and business relationships with our clients with which he or she worked. To ensure the full focus and attention by such managing director during the 90-day period, the Executive Committee may determine to continue to pay such managing director his or her salary and require that they not accept any other employment or consulting engagement during such time.

Liquidated Damages

In the case of any breach of the confidentiality, noncompetition, nonsolicitation, transfer of client relationships, bankruptcy of a managing director or termination of the managing director’s employment by us for cause (which includes willful dereliction of duties, bad faith, profession negligence, breach of law, policy or applicable regulation and commission of certain crimes), the managing director will be liable for liquidated damages. The liquidated damages obligation of each managing director is secured by the covered shares owned by that managing director (including through indirect ownership and ownership through affiliated entities) at the time of the completion of the initial public offering.

Term and Amendment

The partners’ exchange agreement is in effect for ten years from the date of the completion of the initial public offering or until it is earlier terminated by us. A managing director seeking a waiver from, or amendment to, the partners’ exchange agreement generally requires our Executive Committee’s consent.

Pledge Agreements

Each of our managing directors entered into a pledge agreement securing the liquidated damages provisions in the partners’ exchange agreement by a pledge of the covered shares (including through indirect ownership and ownership through affiliated entities) at the time of the completion of the initial public offering. These pledges of our common stock will terminate on the earliest to occur of:

•	the death of the relevant managing director; or

•	proportionately with the lock-up expiration of 25%, 35% and 40%, respectively, on the second, third and fourth anniversaries of the date of the completion of the initial public offering.

The liquidated damages provisions in the partners’ exchange agreement are in addition to the forfeiture of any existing or future equity-based awards that may occur as a result of the breach of any provisions contained in those awards. The liquidated damages and pledge arrangements do not preclude us from seeking any injunctive relief to which we may be entitled for a breach of the relevant provisions.

Tax Indemnification Agreement and Related Matters

Since our predecessor operating entity, JMP Group LLC, operated in limited liability company form prior to the initial public offering, its members, rather than us, generally will be liable for adjustments to taxes (including U.S. federal and state income taxes) attributable to its operations prior to the initial public offering. In connection with the initial public offering, we entered into a tax indemnification agreement to indemnify the members of JMP Group LLC against certain increases in taxes that relate to activities of JMP Group LLC and its affiliates prior to the initial public offering. We did not agree to indemnify any member for any tax matters identified by us which would require the recording of a loss contingency upon the completion of the initial public offering. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in being required to make a payment under the tax indemnification agreement.

Relationships with Our Directors and Executive Officers

Through Harvest Capital Strategies LLC, our asset management subsidiary, we manage a number of hedge funds and other investment vehicles. Certain of our officers, directors, employees and related persons have invested in these funds. Such investors may, and often do, invest on terms and conditions more favorable than the other investors in these funds.

The portfolio managers of our funds do not pay the management fees and incentive fees attributable to any of their personal investments in the funds that they manage that ordinarily would have been charged to an outside investor. In addition, employees, including our named executive officers, typically pay one-half of the fees payable by an outside investor in such funds. Because Mr. Jolson, our chief executive officer, was the portfolio manager of one of our funds during the year ended December 31, 2008, he did not pay $509,653 in fees which he otherwise would have been charged had he been an outside investor in the fund during that period. In addition, employees, including our named executive officers, typically pay one-half of the fees payable by an outside investor in such funds.

Other Transactions. Certain of our directors and officers and entities affiliated with our directors maintain brokerage accounts with us and maintain investments in investment funds that we manage and for which we are paid fees. In addition, companies that our directors are investors in, or are directors or officers of, from time to time may engage in transactions with us, including, for example, retaining us with respect to the provision of investment banking services.

Review and Approval of Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.jmpg.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Compliance Officer or such officer’s designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with our Legal Department.

Policies and Procedures for Related Party Transactions

We have adopted a standard for approving any related party transactions, entitled Related Party Transaction Policies and Procedures. Pursuant to this policy, our executive officers and directors, including their immediate family members and affiliates, will not be permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the case where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer or director, or any of such person’s immediate family members or affiliates, in which the amount involved exceeds $100,000, must first be presented to our audit committee or other independent committee for approval.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009. We are submitting this appointment of independent registered public accounting firm for stockholder ratification at the Annual Meeting.

Neither applicable law nor our organizational documents require that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, however, the Audit Committee believes that it is consistent with good corporate practice to allow stockholders an opportunity to express their views on this appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009, the Audit Committee will reconsider whether or not to continue the engagement of PricewaterhouseCoopers LLP. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may discontinue the engagement of PricewaterhouseCoopers LLP and engage different independent registered public accounting firms at any time during the year if it determines that such a change is necessary or appropriate at such time.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for the audits and other services provided to the Company for the fiscal years 2008 and 2007.

Type of Fees	2008	2007
Audit Fees(1)	$804,904	$438,191
Audit-Related Fees(2)	—	1,271,707
Tax Fees(3)	212,125	102,000
All Other Fees	—	—

Total	$1,017,029	$1,811,898

(1)	Year end audit and quarterly review fees for the Company, including the audit of internal controls over financial reporting under Section 404 of Sarbanes-Oxley Act of 2002, and fees for the statutory audits of certain subsidiaries.

(2)	Includes audit services in connection with the initial public offering in 2007.

(3)	Consists primarily of tax compliance and planning.

Audit Committee Pre-Approval of Audit and Non-Audit Services

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted “FOR” ratification of the appointment.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC within certain time periods following events giving rise to such filing requirements. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such filings were required for such persons, other than a Form 4 reporting the settlement of a restricted stock unit grant to our director Mr. Barton in May 2008 that was filed late, the Company believes that all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were met during 2008.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Stockholder Proposals for 2010 Annual Meeting of Stockholders

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2010 Annual Meeting of Stockholders must submit their proposals to our Secretary on or before January 3, 2010, 120 days before the first anniversary of the date of release of this Proxy Statement. As the SEC rules make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with Section 2.9 of our Bylaws, for a matter not included in our proxy materials to be properly brought before the 2010 Annual Meeting of Stockholders, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary at JMP Group Inc. 600 Montgomery Street, Suite 1100, San Francisco, California 94111 as follows:

1.	If the 2010 Annual Meeting is scheduled to take place within 30 days before or after the first anniversary date of the 2009 Annual Meeting, such notice shall be delivered not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mail our proxy materials for the 2009 Annual Meeting; or

2.	If the date of the 2010 Annual Meeting is changed more than 30 days from the first anniversary date of the 2009 Annual Meeting, such notice shall be delivered not less than 90 days nor more than 120 days prior to the date on which we first mail our proxy materials for 2010.

Assuming that the 2010 Annual Meeting occurs within 30 days before or after the first anniversary date of the 2009 Annual Meeting, any such notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than January 3, 2010 and no later than February 3, 2010.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our principal executive officer, principal financial officer and other employees performing similar functions. A copy of this Code of Business Conduct and Ethics is available in the “Investor Relations—Corporate Governance” section of our website at www.jmpg.com.

Reporting of Concerns Regarding Accounting and Other Matters

We have adopted procedures for employees, shareholders and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee of the Board of Directors and other matters to our independent directors. Such procedures are described in the “Investor Relations—Corporate Governance” section of our website at www.jmpg.com. An independent provider will initially receive and process communications and communications will be forwarded to Company management, who will evaluate and forward to the Audit Committee of the Board of Directors or to our independent directors as appropriate, depending on the facts and circumstances outlined in the communication.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

If you and others who share your mailing address own our common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of our proxy statement and annual report has been sent to your address.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request by mail to our Secretary, Janet L. Tarkoff, at JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, CA 94111 or by telephone at (415) 835-8900.

Communicating with the Board of Directors, the Presiding Director or with the Non-Management Members as a Group

Stockholders or other interested parties may communicate with the Board of Directors, any committee or individual member of the Board of Directors, the Presiding Director or the non-management members of the Board of Directors, by writing to: Board of Directors, JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, CA 94111, Attn: Chief Legal Officer and Secretary. All such communications are reviewed by our Chief Legal Officer and then presented to our Board of Directors, a committee or an individual member of the Board of Directors, the Presiding Director or the non-management members of the Board of Directors, as applicable, at the subsequent regularly scheduled meeting of the Board of Directors.

Other Matters

At the date hereof, there are no other matters that the Board of Directors intends to present at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Janet L. Tarkoff

Chief Legal Officer and Secretary

San Francisco, California

May 4, 2009

JMP GROUP INC.

VOTE BY INTERNET—www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by JMP Group Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JMP Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JMP GROUP INC.

The Board of Directors unanimously recommends

a vote “FOR” proposal numbers 1 and 2.

Proposal 1: Election of Directors – Election of nine (9) Members of the Board of Directors:		FOR	WITHHOLD	FOR	To withhold authority to vote for any
		ALL	ALL	ALL EXCEPT	individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) Joseph A. Jolson	(06) Glenn H. Tongue
(02) Craig R. Johnson	(07) Kenneth M. Karmin	☐	☐	☐
(03) Mark L. Lehmann	(08) Harris S. Barton
(04) Carter D. Mack	(09) H. Mark Lunenburg
(05) Edward J. Sebastian

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	AGAINST	ABSTAIN
– To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered	☐	☐	☐
public accounting firm for the fiscal year ending December 31, 2009.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the persons appointed proxies will vote in their discretion.

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by a duly authorized person. PLEASE FILL OUT THE PRINTED NAME BOX TO ENSURE YOUR VOTE IS RECORDED PROPERLY.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 8, 2009: The Proxy Statement, the Form of Proxy Card, and the 2008 Annual Report to Stockholders are available at http://investor.jmpg.com/annual-proxy.cfm.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OF JMP GROUP INC.

600 Montgomery Street, Suite 1100

San Francisco, California 94111

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned stockholder hereby appoints Joseph A. Jolson, Thomas B. Kilian and Janet L. Tarkoff, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of JMP Group Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, or any adjournment or postponement of the meeting, to be held June 8, 2009 at 11:00 a.m. Pacific Time, at 600 Montgomery Street, Suite 1100, San Francisco, California 94111, to consider and act upon the matters as designated on the reverse side.

Unless otherwise specified in the boxes and space provided, the proxies shall vote in the election of directors for the nominees listed on the reverse side, for the other proposals listed on the reverse side and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has established the close of business on April 21, 2009 as the record date for the determination of the stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders.

PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD AS SOON AS POSSIBLE

(continued and to be signed on the reverse side)